Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying shares: iShares ® MSCI Brazil ETF (ticker: “ EWZ ”) Pricing date: February 23 , 2021 Valuation date: August 23 , 2021 Coupon payment dates: Monthly Maturity date: August 26, 2021 Coupon: At least 7.00% per annum* Downside threshold price: 68.60% of the initial share price Downside event: A downside event will occur if the final share price is less than the downside threshold price Equity ratio: The stated principal amount divided by the initial share price CUSIP / ISIN : 17328NDY1 / US17328NDY13 Initial share price: The closing price of the underlying shares on the pricing date Final share price: The closing price of the underlying shares on the valuation date Payment at maturity: • If a downside event occurs: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final share price) • If a downside event does not occur: $1,000 in cash If a downside event occurs , you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 16, 2021 * The actual coupon will be determined on the pricing date. ** Excludes final coupon. Any payment at maturity will be based on the closing price of the underlying shares on the valuation date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 6 Month Single Observation ELKS ® linked to EWZ Hypothetical Payment at Maturity per Security** Hypothetical Percentage Change from the Initial Share Price to the Final Share Price Hypothetical Value of Underlying Shares or Cash Amount at Maturity 100.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 10.00% $1,000.00 0.00% $1,000.00 - 10.00% $1,000.00 - 20.00% $1,000.00 - 30.00% $1,000.00 - 31.40% $1,000.00 - 31.41% $685.90 - 40.00% $600.00 - 50.00% $500.00 - 60.00% $400.00 - 70.00% $300.00 - 80.00% $200.00 - 90.00% $100.00 - 100.00% $00.00

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) expected to be worth less than the stated principal amount and may be worth nothing. • The securities will be adversely affected by volatility in the price of the underlying shares. • The securities offer downside exposure, but no upside exposure, to the underlying. • The occurrence of a downside event depends on the closing price of the underlying shares on a single day, which makes the securities particularly sensitive to the volatility of the underlying shares. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The iShares ® MSCI Brazil ETF is subject to risks associated with emerging markets. • Fluctuations in exchange rates will affect the closing price of the shares of the iShares ® MSCI Brazil ETF . • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing price of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • The price and performance of the underlying shares may not completely track the performance of the underlying index that the underlying shares seek to track or the net asset value per share of the underlying shares. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.